NEWS RELEASE

FOR IMMEDIATE RELEASE

Synalloy Corporation Announces Third Quarter Results

Spartanburg, South Carolina, October 26, 2010...Synalloy Corporation (Nasdaq:SYNL), a producer of stainless steel pipe, fabricator of stainless and carbon steel piping systems, and producer of specialty chemicals, announces that the third quarter of 2010 produced net earnings of $1,412,000, or $0.22 per share, on a 63% sales increase to $41,932,000. This compares to a net income from continuing operations of $281,000, or $0.04 per share, on sales from continuing operations of $25,712,000, in 2009’s third quarter. For the nine months ended October 2, 2010, sales were $113,481,000, up 46% from sales of $77,797,000 for the same period of 2009.  Net earnings for the first nine months of 2010 were $2,572,000, or $0.41 per share, compared to net earnings from continuing operations of $362,000 or $0.06 per share for the same period last year.

Metals Segment

Sales of $30,871,000 increased 83% in the third quarter of 2010 while operating income was $1,772,000 an increase of   477% from the comparable quarter last year. The sales increase resulted from a 73% increase in unit volumes combined with a 6% increase in average selling prices. The increase in unit volume resulted primarily from higher commodity pipe sales that reflect the more aggressive marketing of these products to gain market share. The increased unit volumes let us operate the plant at a more efficient level and retain our experienced employees. Non-commodity pipe unit sales volume also increased, reflecting stronger fabrication sales which include the August 31, 2009 acquisition of Ram-Fab, LLC. Third quarter’s selling prices, when compared to 2009’s third quarter, reflects higher stainless steel prices partially offset by a change in product mix to a higher percent of lower-priced commodity pipe from higher-priced non-commodity pipe and piping systems.  Sales and operating income for the first nine months of 2010 for the Metals Segment increased 51% and 140%, respectively, from the same period of 2009. The nine month sales increase was comprised of a 63% increase in unit volumes partially offset by a 7% decrease in average selling prices.

The increase in operating income for the third quarter was due to the increase in sales, a more favorable product mix and higher plant utilization and throughput as the segment produced a significantly higher number of pounds during the third quarter of 2010 compared to 2009.  In addition, due to an increase in selling prices of commodity pipe, the Metals Segment generated higher profits from selling lower cost inventories, which contributed to the significant gross profit improvement experienced for the third quarter and first nine months of 2010 compared to the same periods in the prior year. Operating income for the first nine months of 2010 also reflects a $500,000 charge during the first quarter of 2010 for a product claim made by a Metals Segment customer.

Specialty Chemicals Segment

The Specialty Chemicals Segment increased sales by 25% in the third quarter and 34% for the first nine months of 2010 over the same periods of 2009.  Operating income decreased 15% for the quarter but had a substantial increase of 64% for the first nine months of 2010 compared to the same periods last year.  The sales gains came from increases in the sulfated product line and additives for dust control, carpet and agricultural chemicals.  Contract manufacturing also contributed to the sales growth. The decrease in operating income during the third quarter resulted from increases in raw material and other costs not yet passed on in sales prices, changes in product mix and the very high profit margins in last year's third quarter. The increase in profits for the nine months was primarily the result of higher sales.

Sale of Blackman Uhler Specialties & Discontinued Operations

On October 2, 2009, the Company entered into an Asset Purchase Agreement with SantoLubes Manufacturing, LLC to sell the specialty chemical business of Blackman Uhler Specialties, LLC (“BU”).  As a result, this operation, which was previously included in the Specialty Chemicals Segment, is being reported as discontinued operations in 2009 results.

Other Items

Unallocated corporate expenses decreased $296,000 and $601,000 for the third quarter and first nine months of 2010, respectively, compared to the same periods a year ago due to reduced environmental charges that were eliminated by the sale of BU at the end of the third quarter of 2009 combined with higher administrative outsourcing fees charged to the buyer of BU.

Other (income) expense for the third quarter and first nine months of 2009 reflects a $150,000 medical settlement with a former employee of the Company’s Augusta, Georgia chemical operation which was closed in 2001.

Outlook

Management is very pleased with achieving substantial increases in sales and profits in both our segments during a period of slow economic activity. The Metals Segment’s business is highly dependent on its customers’ capital expenditures which have been significantly impacted by economic conditions. Stainless steel surcharges, which affect our costs of raw materials and selling prices, have increased consistently through June 2010, dropped slightly for the third quarter and are scheduled to increase during the fourth quarter of 2010. While the project and specialty products activities have been soft, there is some recent increase in these sectors. We believe we are the largest and most capable domestic producer of non-commodity stainless pipe and an effective producer of commodity stainless pipe which should serve us well in the long run. We also continue to be optimistic about the piping systems business over the long term. Approximately 90% of the piping systems backlog comes from paper, water and wastewater treatment projects. Piping systems’ backlog was $33,398,000 at October 2, 2010 compared to $54,000,000 at the end of the third quarter of 2009. We estimate that approximately 80% of the backlog should be completed over the next 12 months.

The higher sales levels the Specialty Chemicals Segment experienced during the first nine months of the year should continue into the fourth quarter.  Management will continue to monitor raw material cost increases and control spending in order to minimize their effect on Segment profitability.

For more information about Synalloy Corporation, please visit our web site at www.synalloy.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

All statements contained in this release that are not historical facts are "forward-looking statements." The words "estimate," "project," "intend," "expect," "believe," "anticipate," "plan," "outlook" and similar expressions identify forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, including without limitation those identified below, which could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements. The following factors could cause actual results to differ materially from historical results or those anticipated: adverse economic conditions, the impact of competitive products and pricing, product demand and acceptance risks, raw material and other increased costs, customer delays or difficulties in the production of products, unavailability of debt financing on acceptable terms and exposure to increased market interest rate risk, inability to comply with covenants and ratios required by our debt financing arrangements and other risks detailed from time-to-time in Synalloy's Securities and Exchange Commission filings. Synalloy Corporation assumes no obligation to update the information included in this release.

Contact:  Rick Sieradzki at (864) 596-1558

SYNALLOY CORPORATION COMPARATIVE ANALYSIS

	THREE MONTHS ENDED		NINE MONTHS ENDED
	Oct 2, 2010	Oct 3, 2009	Oct 2, 2010	Oct 3, 2009
Net sales
Metals Segment	$30,871,000	$16,857,000	$80,970,000	$53,619,000
Specialty Chemicals Segment	11,061,000	8,855,000	32,511,000	24,178,000
	$41,932,000	$25,712,000	$113,481,000	$77,797,000
Operating income
Metals Segment	$1,772,000	$307,000	$2,333,000	$973,000
Specialty Chemicals Segment	856,000	1,004,000	3,183,000	1,940,000
	2,628,000	1,311,000	5,516,000	2,913,000
Unallocated expenses
Corporate	388,000	684,000	1,447,000	2,048,000
Interest and debt expense	22,000	91,000	36,000	285,000
Change in fair value of interest
rate swap	-	(37,000)	-	(114,000)
Other (income) expense	(1,000)	146,000	(11,000)	144,000
Income from continuing
operations before income taxes	2,219,000	427,000	4,044,000	550,000
Provision for income taxes	807,000	146,000	1,472,000	188,000
Net income from
continuing operations	1,412,000	281,000	2,572,000	362,000
Net income from
discontinued operations	-	186,000	-	140,000

Net income	$1,412,000	$467,000	$2,572,000	$502,000

Net income per basic common share:
Continuing operations	$0.22	$0.04	$0.41	$0.06
Discontinued operations	-	0.03	-	0.02
Net income	$0.22	$0.07	$0.41	$0.08

Net income per diluted common share:
Continuing operations	$0.22	$0.04	$0.41	$0.06
Discontinued operations	-	0.03	-	0.02
Net income	$0.22	$0.07	$0.41	$0.08

Average shares outstanding
Basic	6,285,781	6,266,576	6,280,193	6,260,215
Diluted	6,314,681	6,277,896	6,304,457	6,266,804

Backlog-Piping Systems & Process Equipment	$33,398,000	$54,000,000

Balance Sheet	Oct 2, 2010	Jan 2, 2010

Assets
Cash	$1,429,000	$14,097,000
Accounts receivable, net	22,193,000	14,041,000
Inventories	36,571,000	25,504,000
Sundry current assets	2,091,000	3,259,000

Total current assets	62,284,000	56,901,000

Property, plant and equipment, net	18,564,000	15,797,000
Other assets	5,679,000	5,554,000

Total assets	$86,527,000	$78,252,000

Liabilities and shareholders' equity
Accounts payable	$13,844,000	$6,582,000
Accrued expenses	4,275,000	6,195,000

Total current liabilities	18,119,000	12,777,000
Long-term debt	1,773,000	-
Other long-term liabilities	2,685,000	2,754,000

Shareholders' equity	63,950,000	62,721,000
Total liabilities & shareholders’ equity	$86,527,000	$78,252,000